FOR RELEASE WEDNESDAY, OCTOBER 15, 2003 AT 4:01 PM EDT

Contacts:
Clare Midgley (investor) (617) 679-7480 Gina Price Nugent (investor) (617) 551-3611	Cynthia Clayton (investor) (617) 551-8607 Adriana Jenkins (media) (617) 761-6996

MILLENNIUM REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS
— Sales of VELCADE™ (bortezomib) for Injection exceed expectations —

CAMBRIDGE, Mass., October 15, 2003 -- Millennium Pharmaceuticals, Inc. (Nasdaq: MLNM) today reported consolidated financial results for the quarter ended September 30, 2003.

Revenue for the quarter ended September 30, 2003 was $144.8 million, compared to $95.8 million for the same period in 2002.

Net product sales of VELCADE for the quarter ended September 30, 2003 were $23.0 million. This represents the first full quarter of sales following the product launch in May 2003. Year-to-date net product sales of VELCADE as of September 30, 2003 were $30.9 million.

Co-promotion revenue, based on worldwide sales of INTEGRILIN® (eptifibatide) Injection, was $47.9 million for the quarter ended September 30, 2003, compared to $45.0 million for the same period in 2002. Worldwide sales of INTEGRILIN for the quarter ended September 30, 2003 were $79.2 million, as provided to Millennium by Schering-Plough Corporation.

Strategic alliance revenue for the quarter ended September 30, 2003 was $73.9 million, compared to $50.7 million for the same period in 2002. Strategic alliance revenue for the quarter included a $30.0 million clinical milestone for VELCADE from Ortho Biotech Products, L.P., a Johnson & Johnson company. Also included in strategic alliance revenue was $13.2 million of revenue from the research phase of our alliance with Bayer, which is expected to end in October 2003, and the remaining $9.3 million of revenue recognized upon the April 2003 termination of the Aventis technology transfer agreement.

Research and development (R&D) expenses for the quarter ended September 30, 2003 were $119.7 million, compared to $140.5 million for the same period in 2002. In 2002, Millennium made significant investments to support the registration of VELCADE™ (bortezomib) for Injection as well as certain one-time investments in development infrastructure, which were not necessary in 2003. In addition, the decrease in R&D expense in the third quarter of 2003 reflects the financial benefits of the Company’s restructuring efforts including workforce and facilities reductions.

Selling, general and administrative (SG&A) expenses for the quarter ended September 30, 2003 were $43.0 million, compared to $41.8 million for the same period in 2002. This increase is the net impact of increased selling and marketing expenses, related to the launch of VELCADE and the expansion of the Millennium-Schering sales force for INTEGRILIN® (eptifibatide) Injection, and reduced general and administration expenses as part of the Company’s restructuring efforts. Current and prior period advertising and promotional expenses for INTEGRILIN, which were previously included in cost of co-promotion, are now classified as SG&A expenses.

Other income, net for the quarter ended September 30, 2003 was $5.8 million, compared to $11.9 million for the same period in 2002. The decrease in other income reflects a lower average level of invested funds.

For the quarter ended September 30, 2003, net loss on a GAAP basis was $92.3 million or $0.31 per share compared to $98.9 million or $0.35 per share for the same period in 2002.  Included in the quarter ended September 30, 2003 are $52.7 million of restructuring charges primarily relating to contract terminations, consolidation of facilities, write down of fixed assets, and termination benefits of personnel.

Pro forma net loss for the quarter ended September 30, 2003 was $29.9 million or $0.10 per share, compared to a pro forma net loss of $89.1 million or $0.31 per share for the same period in 2002. The decrease in pro forma net loss reflects increases in revenue and reductions in R&D expense, as mentioned above.

Millennium reports pro forma net loss, pro forma projected net loss and pro forma profitability, which exclude certain non-operational and restructuring charges, non-cash charges and specified other charges that management generally does not consider in evaluating the Company’s ongoing operations. Because of the nature and extent of certain of these charges, the Company cannot always quantify corresponding projected net loss and profitability, calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) for all future periods. These excluded charges may be significant to the Company’s business operations. The Company provides pro forma results as a complement to GAAP results. Management believes these pro forma measures help indicate underlying trends in the Company’s business, and uses these pro forma measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance. A reconciliation of pro forma net loss to GAAP net loss is included in the attached condensed consolidated financial statements.

As of September 30, 2003, Millennium had $919.7 million in cash, cash equivalents and marketable securities, and $105.5 million in principal amount of convertible debt.

“Our results for the third quarter were very strong. We exceeded our expectations with VELCADE given its favorable acceptance in the market, we recognized a $30.0 million clinical milestone from Ortho Biotech for VELCADE, and we began to realize expense savings from recent restructuring efforts,” said Kenneth Bate, EVP and chief financial officer. “Looking forward, if VELCADE sales continue at the current rate, they could exceed $50.0 million for the year. This product revenue increase coupled with potential for further reduced R&D expenses from our restructuring gives us confidence that we will beat our original pro forma net loss guidance given in January 2003 and our GAAP net loss guidance provided in July 2003.”

COMPANY HIGHLIGHTS

VELCADE™ (bortezomib) for Injection: As a result of the achievement of the target enrollment of the 612th patient in the Company’s phase III APEX trial for VELCADE in patients with multiple myeloma, Millennium recognized $30.0 million this quarter in strategic alliance revenue from Ortho Biotech, its global partner for VELCADE.

Also this quarter, the Company received notification from the Center for Medicare and Medicaid Services (CMS) that VELCADE qualified for pass-through status and was assigned to a Healthcare Common Procedure Coding System (HCPCS) whereby hospitals may obtain reimbursement for VELCADE under the hospital outpatient prospective payment system (OPPS) effective October 1, 2003. Specific coding and payment instructions will be published January 1, 2004 and pass-through payment for VELCADE will be effective retroactive to services provided on or after October 1, 2003.

INTEGRILIN® (eptifibatide) Injection, an intravenous GP IIb-IIIa inhibitor, is co-promoted and co-developed by Millennium and Schering-Plough. Both parties share the revenue and expenses related to U.S. product sales and Schering-Plough pays Millennium royalties on sales outside of the U.S. Based on recent third party audit reports for August 2003, INTEGRILIN continues to be the U.S. market leader both in patient share and dollar share for GP IIb-IIIa inhibitors, with approximately 71 percent and 56 percent, respectively, of the U.S. market.

There are plans to initiate a new clinical trial to evaluate the use of INTEGRILIN in the early acute coronary syndrome (ACS) setting, the area that may have the greatest potential medical benefit for non-ST-segment elevation acute coronary syndrome patients.

Clinical Highlights

This quarter Millennium initiated a phase IIa trial with MLN1202, a novel humanized monoclonal antibody designed to block the MCP-1/CCR2 chemokine pathway, which plays a central role in a number of inflammatory conditions, including rheumatoid arthritis. The primary objectives of this double-blind, placebo-controlled, multiple dose-escalation study are to assess the safety, tolerability, pharmacokinetic, pharmacodynamic properties and biological activity of MLN1202 in patients with rheumatoid arthritis.

Millennium also recently initiated a phase I/II multiple-ascending dose clinical trial of MLN2704 in patients with metastatic androgen-independent prostate cancer (hormone therapy resistant). MLN2704 is designed to deliver the maytansinoid chemotherapeutic agent DM1 directly to prostate cancer cells through a targeting monoclonal antibody vehicle that binds specifically to the prostate-specific membrane antigen (PSMA). The primary objectives of this open-label, dose-escalation study are to determine the dose-limiting toxicity, the maximum tolerated dose, pharmacokinetic properties of multiple doses, and biological activity of MLN2704 in patients with metastatic androgen-independent prostate cancer.

Also this quarter, Millennium discontinued two early-stage development programs, MLN1021 (Factor Xa) and MLN2201. The preliminary phase I results for these programs led the Company to discontinue further development given limited R&D resources and other development priorities. In addition, we have discontinued the INTEGRILIN ADVANCE-MI clinical trial.

About VELCADE™ (bortezomib) for Injection

VELCADE, the first of a new class of medicines called proteasome inhibitors, is the first treatment in more than a decade to be approved for patients with multiple myeloma – a cancer of the blood. Millennium received approval from the U.S. Food and Drug Administration (FDA) on May 13, 2003 to market VELCADE for the treatment of multiple myeloma patients who have received at least two prior therapies and have demonstrated disease progression on the last therapy. The effectiveness of VELCADE is based on response rates. There are no controlled trials demonstrating a clinical benefit such as an improvement in survival.

VELCADE has a generally predictable, manageable safety profile (with appropriate monitoring and, if necessary, dose modification). VELCADE is contraindicated in patients with hypersensitivity to bortezomib, boron, or mannitol.

In 228 patients who were treated with VELCADE in two phase II studies of multiple myeloma, the most commonly reported adverse events were asthenic conditions (including fatigue, malaise and weakness) (65 percent), nausea (64 percent), diarrhea (51 percent), appetite decreased (including anorexia) (43 percent), constipation (43 percent), thrombocytopenia (43 percent), peripheral neuropathy (including peripheral sensory neuropathy and peripheral neuropathy aggravated) (37 percent), pyrexia (36 percent), vomiting (36 percent), and anemia (32 percent). Fourteen percent of patients experienced at least one episode of grade four toxicity, with the most common toxicity being thrombocytopenia (3 percent) and neutropenia (3 percent). A total of 113 (50 percent) of the 228 patients experienced serious adverse events (SAEs). The most commonly reported SAEs included pyrexia (7 percent), pneumonia (7 percent), diarrhea (6 percent), vomiting (5 percent), dehydration (5 percent) and nausea (4 percent).

For more information about VELCADE clinical trials, patients and physicians can contact the Millennium Medical Product Information Department at 1-(866)-VELCADE.

About INTEGRILIN® (eptifibatide) Injection

INTEGRILIN is indicated for the treatment of patients with acute coronary syndrome (unstable angina/non-ST-segment myocardial infarction), including patients who are to be managed medically and those undergoing percutaneous coronary intervention (PCI). It is also indicated in the United States for the treatment of patients at time of PCI, including in patients undergoing intracoronary stenting.

INTEGRILIN® (eptifibatide) Injection is contraindicated in patients with a history of bleeding diathesis, or evidence of abnormal bleeding within the previous 30 days; severe hypertension (systolic blood pressure greater than 200 mm Hg or diastolic blood pressure greater than 110 mm Hg) not adequately controlled on antihypertensive therapy; major surgery within the preceding six weeks; history of stroke within 30 days, or any history of hemorrhagic stroke; current or planned administration of another parenteral GP IIb-IIIa inhibitor; dependency on renal dialysis; or known hypersensitivity to any component of the product.

Bleeding is the most common complication encountered during INTEGRILIN therapy. The majority of excess major bleeding events were localized at the femoral artery access site. Oropharyngeal, genitourinary, gastrointestinal and retroperitoneal bleeding were also seen more commonly with INTEGRILIN compared to placebo.

For inquiries about INTEGRILIN, patients and physicians can call 1-(888)-267-4-MED.

About Millennium

Millennium Pharmaceuticals, Inc., a leading biopharmaceutical company based in Cambridge, Mass., markets VELCADE™ (bortezomib) for Injection, a novel cancer product, co-promotes INTEGRILIN® (eptifibatide) Injection, a market-leading cardiovascular product, and has a robust clinical development pipeline of product candidates. The Company’s research, development and commercialization activities are focused in three therapeutic areas: oncology, cardiovascular, and inflammation. By applying its knowledge of the human genome, its understanding of disease mechanisms, and its industrialized drug discovery platform, Millennium is seeking to develop breakthrough products.

Note:  In lieu of a conference call, Millennium will be holding an Analyst & Investor Day on October 16, 2003 to discuss these results and other Company-related news. The event will be webcast live and can be accessed at www.millennium.com under the Investors section and will be archived until November 16, 2003.

This press release contains “forward-looking statements,” including statements about our growth and future operating results, discovery and development of products, potential acquisitions, strategic alliances and intellectual property. Various important risks may cause the Company’s actual results to differ materially from the results indicated by these forward-looking statements, including: adverse results in our drug discovery and clinical development processes; failure to obtain patent protection for our discoveries; commercial limitations imposed by patents owned or controlled by third parties; our dependence upon strategic alliance partners to develop and commercialize products and services based on our work; difficulties or delays in obtaining regulatory approvals to market products and services resulting from our development efforts; the commercial success of INTEGRILIN® (eptifibatide) Injection and VELCADE™ (bortezomib) for Injection; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of the risks and uncertainties we face, see the reports we have filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Millennium Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002 (Note 1)	2003	2002 (Note 1)
REVENUES:
Net product sales	$23,046	$–	$30,915	$–
Co-promotion revenue	47,855	45,035	151,887	112,104
Revenue under strategic alliances	73,930	50,720	165,466	144,104

Total revenues	144,831	95,755	348,268	256,208

COSTS AND EXPENSES:
Cost of goods sold (Note 2)	17,763	14,309	49,024	33,891
Research and development	119,741	140,522	377,126	364,264
Selling, general and administrative	43,018	41,844	122,223	125,084

Total costs and expenses	180,522	196,675	548,373	523,239

OTHER INCOME (EXPENSE):
Investment income, net	8,493	22,234	26,797	65,283
Interest expense	(2,675)	(10,383)	(18,210)	(27,624)
Gain on sale of equity interest in joint venture	–	–	40,000	40,000

Total other income (expense)	5,818	11,851	48,587	77,659

PRO FORMA NET LOSS (Note 3)	$(29,873)	$(89,069)	$(151,518)	$(189,372)

Acquired in-process research and development	–	–	–	(242,000)
Amortization of intangibles	(9,676)	(9,810)	(29,028)	(25,107)
Debt financing charge (Note 4)	–	–	(10,496)	(54,000)
Restructuring charges (Note 5)	(52,736)	–	(146,241)	–

NET LOSS	$(92,285)	$(98,879)	$(337,283)	$(510,479)

PRO FORMA NET LOSS PER SHARE	$(0.10)	$(0.31)	$(0.51)	$(0.69)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.31)	$(0.35)	$(1.14)	$(1.86)

Weighted average shares, basic and diluted	299,030	285,091	296,424	274,013

Note 1: On February 12, 2002 Millennium acquired COR Therapeutics, Inc. (“COR”). The transaction was recorded as a purchase for accounting purposes and the condensed consolidated statements of operations data include COR’s operating results from the date of acquisition.

Note 2: Cost of goods sold includes manufacturing related expenses associated with the sale of VELCADE ™ (bortezomib) for Injection and INTEGRILIN® (eptifibatide) Injection, which were previously a component of cost of co-promotion. Current and prior period advertising and promotional expenses, which were previously included in cost of co-promotion, are now classified as selling, general and administrative expenses.

Note 3: Acquired in-process research and development, amortization of intangibles, debt financing charge and restructuring charges are deducted in accordance with generally accepted accounting principles in the United States (“GAAP”) to arrive at GAAP reported net loss for the periods presented in 2003 and 2002, respectively.

Note 4: Debt financing charge for the 2003 periods presented represents the write off of approximately $12.4 million of unamortized debt issuance costs associated with the $600.0 million convertible notes assumed in the COR merger (the “COR notes”), offset by $1.9 million relating to the expired premium put on the untendered bonds. Debt financing charge for the 2002 periods presented relates to the fair value of the put option included in Millennium’s amendment to the terms of the COR notes.

Note 5: Restructuring charges primarily include the write-down of certain intangible assets, and facilities and personnel costs associated with the discontinuation of certain discovery efforts and reallocation of resources to enhance commercial capabilities. Millennium adopted Statement of Financial Accounting Standards (“SFAS”) No. 146 “Accounting for Costs Associated with Exit of Disposal Activities” (“SFAS No. 146”) as of December 1, 2002.

Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2003 (unaudited)	December 31, 2002

Cash, cash equivalents and marketable securities	$919,736	$1,759,063
Other current assets	270,810	179,678
Property and equipment, net	247,133	310,325
Restricted cash and other assets	41,630	64,224
Goodwill and intangible assets, net	1,642,454	1,684,317

Total assets	$3,121,763	$3,997,607

Current liabilities	$276,553	$949,547
Deferred revenue	13,427	1,704
Capital lease obligations, net	91,019	61,338
Long term debt	105,461	83,325
Stockholders' equity	2,635,303	2,901,693

Total liabilities and stockholders' equity	$3,121,763	$3,997,607